Exhibit 5.1
[OMM Letterhead]

March 1, 2012

Toyota Motor Credit Corporation
19001 South Western Avenue
Torrance, California 90501

Re:	Toyota Motor Credit Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 of Toyota Motor Credit Corporation, a California corporation (the “Company”), being filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) and the proposed issuance and sale of an unlimited aggregate principal amount of debt securities (the “Debt Securities”) to be issued pursuant to an Indenture, dated as of August 1, 1991, between the Company and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among the Company, BONY and Deutsche Bank Trust Company Americas (“DBTCA”), formerly known as Bankers Trust Company, as trustee, the Second Supplemental Indenture, dated as of March 31, 2004 among the Company, BONY and DBTCA and the Third Supplemental Indenture, dated as of March 8, 2011 among the Company, BONY and DBTCA (collectively, the “Indenture”).

We are of the opinion that the Debt Securities have been duly authorized by all necessary corporate action on the part of the Company, and such Debt Securities, when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the purchasers thereof, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus included in such Registration Statement.

This opinion is limited to the present laws of the State of California and the State of New York. We express no opinion herein as to the laws and statutes of any other jurisdiction and no opinion regarding the administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Respectfully submitted, /s/ O'Melveny & Myers LLP